EXHIBIT 21.1
SUBSIDIARIES

Name	Jurisdiction

Réseaux Spark Canada Inc.	Canada Quebec
JDate Limited	England
MatchNet, Ltd	England
VAP AG	Germany
MatchNet (Israel) Limited	Israel
SocialNet, Inc	USA Delaware
Doyoudo, Inc.	USA Delaware
SN Services, Inc.	USA Delaware
SN Events, Inc.	USA Delaware
MingleMatch, Inc.	USA Utah